EXHIBIT 99 (B)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED                                                   PRINCIPAL AMOUNT
NO. R-                CUSIP No. 59018Y AA9                                  $


                           MERRILL LYNCH & CO., INC.
                               MEDIUM-TERM NOTE,
                                   SERIES B
                    7% Stock-Linked Notes due July 8, 2002
 (Linked to the performance of the common stock of The Gap, Inc.) (the "Notes")


     MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay and discharge each Note evidenced hereby on July 8, 2002 (the "Maturity Date") by delivering to CEDE & CO., or registered assigns with respect to the principal amount hereof,
     DOLLARS ($       ), an amount equal to the lesser of (i) the Capped Value
(as defined below) or (ii) the product of the Exchange Ratio and the average (arithmetic mean) Market Price of Gap Common Stock for the first five Calculation Days during the Calculation Period, provided, however, (a) if there are fewer than five Calculation Days in the Calculation Period with respect to Gap Common Stock, then the amount payable at the Maturity Date shall be calculated using the average of the Market Prices of Gap Common Stock on those Calculation Days, and (b) if there is only one Calculation Day, then the amount payable at the Maturity Date shall be the Market Price of Gap Common Stock on that Calculation Day, and (c) if no Calculation Days occur during the Calculation Period with respect to Gap Common Stock, then the amount payable shall be calculated using the Market Price of Gap Common Stock determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day; plus accrued and unpaid interest through but excluding the Maturity Date, or as such terms are defined below, and determined in accordance with the provisions set forth below, and to pay interest on the principal amount hereof from July 7, 2000, or from the most recent date in respect of which interest has been paid or duly provided for, semiannually in arrears on January 7 and July 7, in each year (each an "Interest Payment Date"), commencing January 7, 2001, at the rate of 7% per annum (the "Interest Rate"), computed on the basis of a 360-day year of twelve 30-day months, until the principal amount is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for on any Interest Payment Date, shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of the Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as more fully provided in such Indenture. The Notes will be issued in minimum denominations of U.S.$1,000 and integral multiples thereof.

     Payment of interest and the amounts payable at maturity (as described below) with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Company shall, or shall cause the Calculation Agent to, pay U.S. Dollars at the Maturity Date to the Trustee for delivery to the Holder of the Notes in respect of such payments.

     As used herein:

     "AMEX" means the American Stock Exchange.

     "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

     "Calculation Agent" means Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes.

     "Calculation Day" means, with respect to Gap Common Sstock, any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

     "Calculation Period" means the period from and including the eighth scheduled Calculation Day prior to the maturity date to and including the third scheduled Calculation Day prior to the maturity date.

     "Capped Value" means $1,840.

     "Exchange Ratio" means      multiplied by the Share Multiplier.

     "Gap" means The Gap, Inc., a Delaware corporation.

     "Gap Common Stock" means the common stock of The Gap, Inc., a Delaware corporation.

     "Market Disruption Event" means:

          (i) a suspension, absence, including the absence of an official closing price, or material limitation of trading of Gap Common Stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to Gap Common Stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

          (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

          For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE, or other regulatory organization with jurisdiction over the NYSE, on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Gap Common Stock, (4) a suspension of trading in an options contract on Gap Common Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Gap Common Stock, and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Gap Common Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

          If the Transaction Value includes securities other than Gap Common Stock, then the above definition shall be revised to include each such security in the same manner as Gap Common Stock is considered in determining whether a Market Disruption Event exists. The definition of Market Disruption Event shall only consider those securities included in determining the Transaction Value, and thus if Gap Common Stock is not included in the determination of the Transaction Value, then Gap Common Stock shall not be considered in determining whether a Market Disruption Event exists.

     "Market Price" means, for any date of determination on any Trading Day, the official closing price, in the afternoon session, as applicable, of one share of Gap Common Stock as reported by the principal exchange on which Gap Common Stock is traded on that date as determined by the Calculation Agent. If the official closing price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, the Market Price for Gap Common Stock for any date shall be the arithmetic mean, as determined by the Calculation Agent, of the bid prices for the security obtained from as many dealers in the security, but not exceeding three, as will make the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on the date.

     "NYSE" means the New York Stock Exchange.

     "Share Multiplier" means 1 initially.

     "Trading Day" means a day on which the NYSE, the AMEX and the Nasdaq Stock Market are open for trading as determined by the Calculation Agent.

Dilution and Reorganization Adjustments

     The Share Multiplier used to calculate the Exchange Ratio on any date of determination is subject to adjustment by the Calculation Agent as a result of the dilution and reorganization adjustments described in this section.

Stock splits and reverse splits

     1. If Gap Common Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Multiplier will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of Gap Common Stock before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

     2. If Gap Common Stock is subject to a stock dividend (i.e., issuance of additional shares of Gap Common Stock) that is given ratably to all holders of shares of Gap Common Stock, then once such shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of: (a) the number of shares of Gap Common Stock issued with respect to one share of Gap Common Stock, and (b) the prior Share Multiplier.

Extraordinary dividends

     1. There will be no adjustments to the Share Multiplier to reflect cash dividends or distributions paid, if any, with respect to Gap Common Stock other than distributions described under paragraph 1, clause (e) of the section entitled "---Reorganization Events" below and Extraordinary Dividends as described below.

     2. An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to Gap Common Stock to the extent such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Gap Common Stock by an amount equal to at least 10% of the Market Price of Gap Common Stock on the Trading Day preceding the ex-dividend date with respect to such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Gap Common Stock, the Share Multiplier will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Share Multiplier will equal the product of: (a) the then current Share Multiplier multiplied by (b) a fraction, the numerator of which is the closing price per share of Gap Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

     3. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Gap Common Stock will equal: (1) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or (2) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend.

     4. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Gap Common Stock described in paragraph 1, clause (e) of the section entitled "---Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Multiplier pursuant only to paragraph 1, clause (e) under the section entitled "---Reorganization Events".

Issuance of Transferable Rights or Warrants

     1. If Gap issues transferable rights or warrants to all holders of Gap Common Stock to subscribe for or purchase Gap Common Stock, including new or existing rights to purchase Gap Common Stock pursuant to a shareholder's rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the closing price of one share of Gap Common Stock on: (a) the date the exercise price of such rights or warrants is determined and (b) the expiration date of such rights or warrants, then, in each case, if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Multiplier will be adjusted to equal the product of the prior Share Multiplier and a fraction, the numerator of which shall be the number of shares of Gap Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Gap Common Stock so offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Gap Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Gap Common Stock which the aggregate offering price of the total number of shares of Gap Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price of one share of Gap Common Stock on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

Reorganization Events

     1. If before the Maturity Date of the notes, (a) there occurs any reclassification or change of Gap Common Stock, (b) Gap or any surviving entity or subsequent surviving entity of Gap (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity, (c) any statutory exchange of securities of Gap or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above, (d) Gap is liquidated, (e) Gap issues to all of its shareholders equity securities of an issuer other than Gap, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or (f) a tender or exchange offer is consummated for all the outstanding shares of Gap (any such event in clauses (a) through (f) a "Reorganization Event"), then the Market Price shall be equal to the Reorganization Event Value.

     2. The "Reorganization Event Value" shall be determined by the Calculation Agent and shall equal (i) the Transaction Value related to the relevant Reorganization Event, plus (ii) in the event described in paragraph 3, clause (1) below only, interest on the Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with the Reorganization Event until the Maturity Date at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the notes.

     3. "Transaction Value" means the sum of the following: (1) for any cash received in a Reorganization Event, an amount equal to the amount of cash received per share of Gap Common Stock multiplied by the Share Multiplier in effect on the date all of the holders of shares of Gap Common Stock have agreed or have become irrevocably obligated to exchange those shares, (2) for any property other than cash or securities received in a Reorganization Event, the market value, as determined by the Calculation Agent, of such property received for each share of Gap Common Stock at the date of the receipt of the property multiplied by the then current Share Multiplier, (3) for any security received in a Reorganization Event, an amount equal to (a) the average Market Price per share of that security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date multiplied by (b) the quantity of that security received for each share of Gap Common Stock multiplied by the then current Share Multiplier, and (4) for any security received in the case of a Spin-off Event, in addition to the shares of Gap Common Stock, an amount equal to (a) the average Market Price per share of that security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date multiplied by (b) the quantity of that security received for each share of Gap Common Stock multiplied by the then current Share Multiplier. The Share Multiplier with respect to these securities shall equal the product of the Share Multiplier in effect for Gap Common Stock at the time of the issuance of these securities multiplied by the number of shares of these securities issued with respect to one share of Gap Common Stock. The Share Multiplier of any such securities will be subject to the same adjustments as that of the Share Multiplier of Gap Common Stock.

     "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Gap Common Stock with respect to which the spun-off security was issued.

     For purposes of this section, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer for the Exchange Property, in an amount determined on the basis of the rate of exchange in such tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Adjustments to the Share Multiplier

     No adjustments to the Share Multiplier will be required unless such Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     No adjustments to the Share Multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Share Multiplier to reflect changes occurring in relation to Gap Common Stock or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect such changes. The required adjustments specified above do not cover all events that could affect the closing price of Gap Common Stock, including, without limitation, a partial tender or exchange offer for Gap Common Stock.

     MLPF&S, as Calculation Agent, shall be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations with respect thereto shall be conclusive absent manifest error.

     All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

     ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Multiplier.

General

     Unless the certificate of authentication hereon has been executed by or on behalf of The Chase Manhattan Bank, the Trustee for this Note under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     This Note is one of a duly authorized issue of Securities (hereinafter called the "Securities") of the Company designated as its Medium-Term Notes, Series B (the "Notes"). The Securities are issued and to be issued under an indenture (the "Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank, as trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holder of the Notes and the terms upon which the Notes are to be authenticated and delivered. The terms of individual Notes may vary with respect to interest rates or interest rate formulas, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture.

     The Notes are issuable only in registered form without coupons in denominations, unless otherwise specified above, of $1,000 and integral multiples thereof. References to payment "per Note" refer to each $1,000 principal amount of this Note. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (a) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (b) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (c) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

     This Note is not subject to any sinking fund.

     If an Event of Default (as defined in the Indenture) with respect to the Note has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes will be determined by the Calculation Agent as if the date of early repayment were the Maturity Date of the Notes.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66-2/3% in aggregate principal amount of the Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of the Notes shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the interest on, and such amounts as are payable upon redemption or exchange or at maturity (as described above) with respect to, this Note and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.



     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.





Dated: July     , 2000


CERTIFICATE OF AUTHENTICATION                       Merrill Lynch & Co., Inc.

This is one of the Securities of the      [Copy of Seal]
series designated therein
referred to in the within-mentioned
Indenture.





The Chase Manhattan Bank, as Trustee                By:
                                                             Treasurer
By:                                                 Attest:
         Authorized Officer                                  Secretary